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                                                                      Exhibit 15



Ford Motor Credit Company
The American Road
Dearborn, Michigan





We are aware that our reports dated April 19, 1995, July 19, 1995 and October 17, 1995 accompanying the unaudited interim financial information of Ford Motor Credit Company and Subsidiaries for the periods ending March 31, 1995 and 1994, June 30, 1995 and 1994, and September 30, 1995 and 1994 included in the Ford Motor Credit Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 will be incorporated by reference in this Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




/s/ COOPERS & LYBRAND L.L.P.

Detroit, Michigan
November 14, 1995